BRT APARTMENTS CORP. RAISES QUARTERLY DIVIDEND 10%

Great Neck, New York – September 12, 2019 – BRT Apartments Corp. (NYSE:BRT) announced that its Board of Directors declared a quarterly dividend on the Company’s common stock of $0.22, representing an increase of $0.02 per share, or 10% over the prior dividend payment. The dividend is payable October 10, 2019 to stockholders of record on September 25, 2019.

BRT owns interests in two development properties currently in lease-up with an aggregate 744 units located in Nashville, Tennessee and Columbia, South Carolina. These properties are expected to provide incremental cash flow as they continue to progress to stabilization. The strength of the overall portfolio and the incremental cash flow contribution from these properties support the decision to increase the dividend.

Forward Looking Information:

Certain information contained herein, including the anticipated income to be generated from the two properties mentioned above, is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to the income expected to be generated from the two properties mentioned above, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Factors that may adversely impact the operations of these two properties or the cash flow generated therefrom include longer than anticipated lead times to achieve property stabilization, higher than anticipated rent concessions, lower than anticipated rental rates, higher than anticipated operating expenses (including higher than anticipated real estate taxes) and the sale of these properties. Investors are cautioned not to place undue reliance on any forward-looking statements and, in addition to considering the factors mentioned in the preceding sentence, to carefully review and consider the disclosures in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed on December 10, 2018 and in the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter.

About BRT Apartments Corp:

BRT is a real estate investment trust that directly, or through joint ventures, owns and operates multi-family properties. Additional financial and descriptive information on BRT, its operations and its portfolio, is available at BRT’s website at: http://brtapartments.com. Interested parties are encouraged to review BRT’s Form 10-K filed December 10, 2018 and other reports filed thereafter with the Securities and Exchange Commission for additional information.

Contact: Investor Relations

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
http://brtapartments.com